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                                                                    Exhibit 10.2

CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS, WHICH ARE IDENTIFIED BY THE SYMBOL "XXXX", HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                         SUPPLEMENT GENERATION AGREEMENT



         This Supplemental Generation Agreement (the "Agreement") is entered into this 21 day of December, 2000 (the "Effective Date") by and between GENEVA STEEL COMPANY, a Utah corporation ("Geneva"), and Utah Power & Light Company, an assumed business name of PACIFICORP, an Oregon corporation ("Utah Power"). Geneva and Utah Power will sometimes be referred to individually as Party and collectively as Parties.


                                    RECITALS

         A. On February 10, 1989, Utah Power and Geneva entered into an agreement (the "1989 Agreement"), as amended, by which Utah Power supplies interruptible power and energy to Geneva's steel production facility in Lindon, Utah.

         B. On July 1, 1997, Utah Power and Geneva entered into the Generation Cooperation Agreement (the "Cooperation Agreement") by which Utah Power may call on Geneva to increase the output of its steam electric generating plant (the "Generating Plant") at its steel production facility up to 1,314 hour per contract year as an offset to Geneva's demand for electric service under the 1989 Agreement.

         C. Utah Power now desires to call on Geneva to operate the Generating Plant for the purpose of selling a portion of its output to Utah Power, in addition to that portion of the output that is dedicated to offsetting Geneva's demand for electric service in accordance with the Cooperation Agreement.

         D. Geneva is willing to operate the Generating Plant and sell a portion of its output to Utah Power on the terms stated herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:
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1.       DEFINITIONS.

         1.1 "Baseline Generation Capability" means 38.6 MWh per hour.

         1.2 "Contract Purchase Cost" means the following amounts during the following time periods:


                           TIME PERIOD                $/MWh

                        Through 6/30/2001            23.595
                      7/1/2001 - 6/30/2002           24.303
                      7/1/2002 - 12/31/2002          25.032

         1.3 "On-Peak Hours" means all hours from 7 AM - 11 PM Prevailing Mountain Time, Monday through Saturday excluding the following WSCC holidays:
New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

         1.4 "Off-Peak Hours" means all hours that are not included in On-Peak Hours excluding all hours on Sundays and the following WSCC holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

         1.5 "Sundays and WSCC Holiday Hours" means all hours on Sundays and the following holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

         1.6 "Maximum Dependable Continuous Rating" means 47.0 MWh per hour.


         1.7 "Point of Delivery" means that point of interconnection between Utah Power's electrical facilities and the electrical facilities owned by Geneva.

         1.8 "Supplemental Generation Capability" means the amount of generation capacity available from the Geneva Plant greater than the Baseline Generation Capability.

         1.9 "Supplemental Generation" means the hourly generation amounts provided by the Generating Plant separate from Utah Power's right to call on Geneva to offset its power purchases in accordance with the Cooperation Agreement. Provided, however, that the Supplemental Generation scheduled by and delivered to Utah Power shall not exceed the following cumulative number of hours for the indicated periods:

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                         TIME PERIOD                HOURS

                       Through 8/31/01              4,880
                      9/1/01 - 8/31/02              6,500
                      9/1/02 - 12/31/02             2,155

2.       TERM.

         This Agreement shall commence on the Effective Date and shall terminate on December 31, 2002 unless extended by written agreement of the Parties or unless earlier terminated in accordance with the terms this Agreement. Either party can cancel this Agreement with 45 days written notice.

3.       SUPPLEMENTAL GENERATION.

         3.1 Right to Call. Utah Power shall have the right, at its option and at any time during the term of this Agreement, to call on Geneva to supply Supplemental Generation to Utah Power at the Point of Delivery.

         3.2 Ability to Provide. Geneva shall use reasonable commercial efforts to operate and maintain the Geneva Plant, at its sole expense, in such a manner that Geneva is ready at all times during the term of this Agreement to provide Supplemental Generation. Geneva shall not be liable for its inability or failure to provide Supplemental Generation.

         3.3 Scheduling. Geneva shall notify Utah Power's Dispatch Center prior to 1000 hours Prevailing Mountain Time on the last mutually recognized work day prior to the following week (normally Friday) of the days and hours that Geneva expects the Supplemental Generation will not be available during the following Saturday through Friday period. No later that 1300 hours on the date that Utah Power timely receives the foregoing information from Geneva, Utah Power shall pre-schedule the day(s) during the upcoming week that Geneva shall provide Supplemental Generation. Utah Power shall provide a schedule for On-Peak, Off-Peak and Sundays/WSCC Holidays and shall indicate when it is calling for Supplemental Generation Capability under this Agreement and when it is calling for offsets under the Cooperation Agreement. For the current contract year under the Cooperation Agreement, Utah Power shall call for offsets to the Cooperation Agreement during the months of May, June, July, and August, 2000; provided, however, that Utah Power may carry forward into the next Contract Year any such summer hours that Geneva is unable to provide such generation when called upon due to outages of its generator.

         3.4 Revised Schedule. Utah Power shall have the right, upon at least 8 hours notice, to revise the amounts pre-scheduled by Utah Power under Section
3.3 and such revised schedule shall supercede the pre-schedule.

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4.       BILLING AND PAYMENT.

         4.1 For Supplemental Generation during each hour scheduled by Utah Power and subsequently provided by Geneva, and when the generated amount is greater than the Maximum Dependable Continuous Rating, Utah Power shall pay Geneva XXXX% of the Dow Jones Palo Verde Firm ("Index") plus 50% of the generation cost of $28/MWh less the Contract Purchase Price multiplied by the difference between the generated amount for that hour and the Baseline Generation Capability. The Dow Jones Palo Verde On-Peak Firm Index shall be used for Supplemental Generation provided during On-Peak Hours. The Dow Jones Palo Verde Off- Peak Firm Index shall be used for Supplemental Generation provided during Off-Peak Hours. The Dow Jones Palo Verde Sunday/WSCC Firm Index shall be used for Supplemental Generation provided during Sundays/WSCC holidays. For purposes of calculating payments to Geneva under this Agreement, the applicable index shall never be less that $32/Mwh. Utah Power will not pay for any hourly generation that is below the Maximum Dependable Continuous Rating or that is not scheduled by Utah Power. The Baseline Generation Capability, the Maximum Dependable Continuous Rating and/or the generation cost specified in this Agreement may be modified to accommodate changed circumstances for specified periods of time, upon agreement of both parties. Any such modifications shall not be enforceable without written confirmation (by facsimile or otherwise) from Utah Power confirming any agreed-upon modifications and the periods during which the same shall apply. The amount Utah Power will pay Geneva for Supplemental Generation is summarized as follows:


               TIME PERIOD                    $/MWh CREDIT ON
                                                GENEVA BILL
            Through 6/30/2001               XXXX*Index - 9.595
          7/1/2001 - 6/30/2002              XXXX*Index - 10.303
          7/1/2002 - 12/31/2002             XXXX*Index - 11.032

         Example 1: Generation Meter on March 31, 2001 reflects 50 MWh generated during hour 1000 and the Index Price is $105/MWh. Supplemental Generation to be credited would be 11.4 MWh (50 MWh - 38.6 MWh = 11.4 MWh). Utah Power would pay Geneva $XXXX/MWh [XXXX * $105/MWh +0.5 * $28/MWh -$23.595/MWh = $XXXX/MWh - $9.595/MWh =$XXXX/MWh] or $XXXX (11.4 MW * $XXXX) for this hour.

         Example 2: Generation Meter reflects 42 MW generated during hour 1000. No Supplemental Generation would be credited for this hour since the generated amount was less than 47 MW.

         4.2 Billing. If Utah Power calls on Geneva to deliver Supplemental Generation under Section 3, then Geneva shall receive a credit on its monthly electric usage bill per the terms identified in this Section for all Supplemental Generation energy provided. All hours in which Geneva provides Supplemental Generation energy by this agreement shall be accounted for separately from the 1,314 hours provided under the Cooperation Agreement.

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5.       METERING.

         Utah Power's existing metering equipment, as Utah Power may modify such equipment from time to time, shall be used to meter all Supplemental Generation provided under this Agreement.

6.       MISCELLANEOUS.

         6.1 Amendment. Any amendment to this Agreement must be in writing and signed by both parties.

         6.2 Governing Law. This Agreement shall be subject to and construed under the laws of the State of Utah.

         6.3 Notices. Except as otherwise stated in Section 3, all notices hereunder shall be directed as follows by fax, personal delivery or U.S. registered or certified mail:

         To Geneva:                Craig Hartman
                                   Director of Energy
                                   P.O Box 2500, MS40
                                   Provo, UT 84603
                                   801-227-9198, Fax


         To Utah Power:            Aaron Gibson
                                   P.O. Box 728
                                   51 East Main Street
                                   American Fork, UT 84003
                                   801-756-1318, Fax

         6.4 Assignment. Neither party shall assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Provided, however, that no consent is required for an assignment to any business entity: (i) into which or with which the assigning Party is merged or consolidated or to which the assigning Party transfers substantially all of its assets; or (ii) wholly owning, wholly owned by or wholly owned in common with the assigning Party. This Agreement shall be binding on the successors and permitted assigns of each party.

         6.5 Confidentiality. Each Party shall maintain the terms and conditions of this Agreement in confidence and shall not disclose them to any third party other than its advisors and consultants who likewise shall be bound by the same terms and conditions of confidentiality except upon written consent of the other Party or as required under operation of law, court order, governmental regulation or pursuant to requirements of a Governmental agency.

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         6.6 Waiver. Any waiver by a Party with respect to a default hereunder, or any other matter arising in connection herewith, shall not be deemed to be a waiver with respect to any subsequent default or matter.

         6.7 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party against any claims, demands, or suits brought by, or losses, or damages incurred with respect to any third party to the extent caused by any act or omission of the indemnifying Party in violation of this Agreement.

         6.8 Limitations of Liability. Neither Party shall be liable to the other for any indirect, special, incidental or consequential damages in connection with this Agreement.

         6.9 Authority. Each party represents that it has full authority to enter into this Agreement and that no further approvals of any kind are necessary.

         6.10 Other Agreements. This Agreement is intended to be consistent with the terms of the Cooperation Agreement and the 1989 Agreement.


UTAH POWER                              GENEVA STEEL COMPANY

By: /s/ Andy MacRitchie                 By: /s/ Timothy R. Clark

------------------------------          ------------------------------

Its: SVP Power Delivery                 Its: VP - Operations, Customer Service

Date signed: December 21, 2000          Date signed: December 18, 2000



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